Exhibit 99.1

         The Gymboree Corporation Reports First Quarter 2004 Results

    BURLINGAME, Calif., May 18 /PRNewswire-FirstCall/ -- The Gymboree Corporation (Nasdaq: GYMB) today reported net income, before the cumulative effect of the change in accounting principle, of $8.5 million or $0.27 per diluted share for the first fiscal quarter ended May 1, 2004, compared to $7.3 million or $0.24 per diluted share for the first fiscal quarter ended
May 3, 2003. The cumulative effect of the change in accounting principle resulted in a onetime benefit of $1.2 million net of taxes, or an additional $0.04 per diluted share, bringing total earnings for the first quarter of 2004 to $0.31 per diluted share.

    Net sales from retail operations for the first fiscal quarter of 2004 were $151.4 million, an increase of 11% compared to net sales from retail operations of $136.1 million in the first fiscal quarter last year. Comparable store sales for the 13-week period ended May 1, 2004, increased 6% compared to a 2% increase in comparable store sales for the same period last year. Total net sales, including sales from Gymboree Play & Music operations, were $154.0 million, an increase of 10% compared to total net sales of $139.5 million in the first fiscal quarter last year.

    "This was an exciting quarter for us with the opening of our first three Janeville stores, a retail concept offering clothing and accessories for the 30-something woman," said Lisa Harper, The Gymboree Corporation's chairman and chief executive officer. "As we develop into a multi-brand company, we're investing in new opportunities while remaining focused on Gymboree, as evidenced by the launch of the Gymboree(R) Visa(R) card, the introduction of a new Gymboree store prototype and our commitment to update a large percentage of our stores this year."

    Business Outlook

    The Gymboree Corporation provided updated guidance for upcoming comparable store sales. The Company now projects that comparable store sales in May will be in the negative mid single digits compared to the same period last year. For the second fiscal quarter, the Company expects comparable store sales to be in the negative low single digits.

    The Company also reaffirmed its earnings guidance for the second, third and fourth fiscal quarters and provided updated guidance for the balance of the fiscal year: the Company expects earnings per share to be in the range of $(0.10) to $(0.08), $0.29 to $0.31, and $0.46 to $0.48, respectively. Earnings per diluted share for the fiscal year 2004 are now expected in the range of $0.92 to $0.98. These estimates exclude the additional $.04 per diluted share effect of the change in accounting principle described below.

    Notice of Change in Accounting Principle

    Effective February 1, 2004, The Gymboree Corporation elected to change its method of inventory valuation from the retail method to the cost method. Management believes the cost method is a preferable method for matching the cost of merchandise with the revenues generated. The cumulative effect of this accounting change on the results for the first quarter of 2004 was a one-time benefit of $1.2 million net of income taxes, or an additional $0.04 per diluted share.

    Management Presentation

    The live broadcast of the discussion of first quarter 2004 earnings results will be available to interested parties at 1:30 p.m. Pacific (4:30 p.m. Eastern) on Tuesday, May 18. To listen to the live broadcast over the Internet, please log on to www.gymboree.com, click on "Our Company" at the bottom of the page, go to "Investor and Media Relations" and then "Conference Calls, Webcasts & Presentations." A replay of the call will be available shortly after the broadcast through midnight EST, May 25, 2004, at 703-925-2533, pass code 386507, as well as archived on our Web site at the same location as the live Web cast.

    About The Gymboree Corporation

    The Gymboree Corporation's specialty retail brands offer unique, high-quality products delivered with personalized customer service. As of May 1, 2004, the Company operated a total of 633 stores: 590 Gymboree(R) retail stores (540 in the United States, 28 in Canada, and 22 in Europe), 40 Janie and Jack(R) retail shops and 3 Janeville(TM) stores in the United States. The Company also operates online stores at gymboree.com and janieandjack.com, and offers directed parent-child developmental play programs at 526 franchised and company-operated centers in the United States and 24 other countries.

    Forward-Looking Statements

    The foregoing sales and earnings figures for the first fiscal quarter 2004 are un-audited and subject to quarter-end and year-end adjustment, and could differ materially from those indicated. The foregoing paragraphs contain forward-looking statements relating to The Gymboree Corporation's anticipated sales growth and future financial performance. These are forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Actual results could differ materially as a result of a number of factors, including customer reactions to new merchandise, service levels and new concepts, success in meeting our delivery targets, the level of our promotional activity, our gross margin achievement, our ability to appropriately manage inventory, general economic conditions, and competitive market conditions. Other factors that may cause actual results to differ materially include those set forth in the reports that we file from time to time with the Securities and Exchange Commission, including our annual report on Form 10-K for the year ended January 31, 2004.


                           THE GYMBOREE CORPORATION

                   CONDENSED CONSOLIDATED INCOME STATEMENTS
               (In thousands, except per share and store data)
                                 (Unaudited)
                                                       13 Weeks Ended
                                                    May 1,            May 3,
                                                     2004              2003
    Net sales:
       Retail                                     $151,381          $136,082
       Play & Music                                  2,667             3,373
        Total net sales                            154,048           139,455
    Cost of goods sold, including buying and
      occupancy expenses                           (88,268)          (80,634)
        Gross profit                                65,780            58,821
    Selling, general and administrative expenses   (52,700)          (46,926)
       Operating income                             13,080            11,895
    Other income/(expense)                             230               (89)
       Income before income taxes and cumulative
        effect of change in accounting principle    13,310            11,806
    Income tax expense                              (4,858)           (4,545)
       Income before cumulative effect of
         change in accounting principle              8,452             7,261
    Cumulative effect of change in accounting
     principle, net of tax                           1,227                --
       Net income                                   $9,679            $7,261

    Basic per share amounts:
    Income before cumulative effect of
      change in accounting principle                 $0.28             $0.25
    Cumulative effect of change in accounting
     principle, net of tax                            0.04                --
    Net income                                       $0.32             $0.25

    Diluted per share amounts:
    Income before cumulative effect of
      change in accounting principle                 $0.27             $0.24
    Cumulative effect of change in accounting
     principle, net of tax                            0.04                --
    Net income                                       $0.31             $0.24

    Weighted average shares outstanding:
       Basic                                        30,476            29,314
       Diluted                                      31,348            30,609

    Number of stores at end of period                  633               589


                    CONDENSED CONSOLIDATED BALANCE SHEETS
                                (In thousands)
                                 (Unaudited)

                                              May 1,   January 31,    May 3,
                                              2004        2004        2003
    Current Assets
       Cash and cash equivalents            $110,206     $89,553     $60,133
       Accounts receivable                     8,716      11,456       7,610
       Merchandise inventories                67,927      73,017      50,504
       Prepaid expenses and deferred taxes    10,399       5,564      11,537
          Total current assets               197,248     179,590     129,784

    Property and Equipment, net              121,824     112,743     104,733
    Lease Rights, Deferred Taxes and
     Other Assets                              7,712       6,378       6,767

       Total Assets                         $326,784    $298,711    $241,284

    Current Liabilities
       Accounts payable                      $36,193      33,356      10,252
       Accrued liabilities                    46,604      34,963      32,462
          Total current liabilities           82,797      68,319      42,714

    Long Term Liabilities
       Deferred rent and other liabilities    26,808      26,644      20,734

    Stockholders' Equity                     217,179     203,748     177,836

       Total Liabilities and Stockholders'
        Equity                              $326,784    $298,711    $241,284


SOURCE  The Gymboree Corporation
    -0-                             05/18/2004
    /CONTACT: investors, Charles Bracher, +1-650-373-7137, or charles_bracher@gymboree.com, or media, Jennifer Bonzagni Marshall, +1-650-373-7637, or jennifer_bonzagni@gymboree.com, both of The Gymboree Corporation/
    /Web site:  http://www.gymboree.com /
    (GYMB)

CO:  Gymboree Corporation
ST:  California
IN:  REA
SU:  ERN ERP CCA